Exhibit 2.8

LOCK-UP AGREEMENT

Truist Securities, Inc.
As Representative of the Several Underwriters
3333 Peachtree Road NE
Atlanta, Georgia 30326

Ladies and Gentlemen:

The undersigned understands that you, as representative (the “Representative”), and certain other firms (the “Underwriters”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) providing for the purchase by the Underwriters of shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Riley Exploration Permian, Inc., a Delaware corporation (the “Company”), and that the Underwriters propose to reoffer the Shares to the public (the “Offering”).

In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of the Representative, on behalf of the Underwriters, the undersigned will not, directly or indirectly, (1) offer for sale, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of), directly or indirectly, any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and shares of Common Stock that may be issued upon exercise of any options or warrants) (collectively, “Company Securities”) or securities convertible into or exercisable or exchangeable for Company Securities, except as set forth in the paragraph below, (2) enter into any swap, hedge or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Company Securities, whether any such transaction described in this clause (2) or clause (1) above is to be settled by delivery of Company Securities or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Company Securities or securities convertible into or exercisable or exchangeable for Company Securities or any other securities of the Company, except the filing of a registration statement on Form S-8 relating to, and the issuance and sale of Common Stock pursuant to, the terms of any equity compensation plans described in the Prospectus (as defined in the Underwriting Agreement), (4) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in securities of the Company or (5) publicly disclose the intention to do any of the foregoing, for a period commencing on the date of the Prospectus relating to the Offering and ending on the 60th day thereafter (such 60-day period, the “Lock-Up Period”).

The foregoing paragraph shall not apply to any Company Securities or any securities convertible into, or exercisable or exchangeable for, Company Securities:

(a)
issued or to be issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on or before the date hereof or as described in the Prospectus, provided that such Company Securities received upon exercise of options granted to the undersigned will also be subject to this Lock-Up Agreement;

(b)	acquired in the open market after the closing of the Offering;

(c)
transferred by the undersigned to the undersigned’s affiliates or any investment fund or other entity controlled or managed by the undersigned, provided that the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer and such transfer shall not involve a disposition for value;

(d)
transferred through a distribution to limited partners, equityholders or stockholders of the undersigned, provided that the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer and such transfer shall not involve a disposition for value;

(e)
transferred by the undersigned for financial and estate planning purposes to family members, immediate family members or trusts, partnerships or similar entities, provided that (i) the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer and (ii) such transfer would not involve a disposition for value; and

(f)
subject to the establishment of any written contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act, but only if no party is required to publicly announce, file, or report the establishment of such Rule 10b5-1 Plan in any public report, announcement, or filing with the Commission under the Exchange Act during the Lock-Up Period and does not otherwise voluntarily effect any such public report, announcement, or filing regarding such Rule 10b5-1 Plan; provided, however, that no sales of Company Securities or securities convertible into, or exchangeable or exercisable for, Company Securities, shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the Lock-Up Period.

In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

It is understood that (i) if the Company, in its sole and absolute discretion, notifies the Underwriters that it does not intend to proceed with the Offering at any time after the date hereof, (ii) if the Underwriting Agreement does not become effective, or (iii) if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, the undersigned will be released from its obligations under this Lock-Up Agreement.

The undersigned understands that the Company and the Underwriters will proceed towards consummation of the Offering in reliance on this Lock-Up Agreement.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions.  Any Offering will be made only pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

[Signature page follows]

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof.  Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

YORKTOWN ENERGY PARTNERS X, L.P.
By:	Yorktown X Company LP, its general partner
By:	Yorktown X Associates LLC, its general partner

By:	/s/ Bryan H. Lawrence
Bryan H. Lawrence
Managing Member

Dated: July 28, 2021